                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-12

                            Bell Microproducts, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                             BELL MICROPRODUCTS INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 22, 2003

TO THE SHAREHOLDERS OF BELL MICROPRODUCTS INC.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Bell Microproducts Inc., a California corporation (the "Company"), will be held on Thursday, May 22, 2003, at 1:00 p.m., local time, at the offices of the Company, 1941 Ringwood Avenue, San Jose, California 95131 for the following purposes:

                  1. To elect seven (7) directors to serve for the ensuing year and until their successors are duly elected and qualified.

                  2. To approve an amendment to the Company's Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 200,000 shares and to increase the automatic annual increase.

                  3. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the Company for the fiscal year ending December 31, 2003.

                  4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.


         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         Only shareholders of record at the close of business on March 27, 2003 are entitled to notice of and to vote at the meeting and any continuation or adjournment thereof.


                                By Order of the Board of Directors

                                James E. Illson
                                Executive Vice President, Finance and Operations
                                  and Chief Financial Officer

San Jose, California
April 23, 2003


                             YOUR VOTE IS IMPORTANT

         All shareholders are cordially invited to attend the Annual Meeting in person; however, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-paid envelope enclosed for that purpose. Returning your proxy will help the Company ensure a quorum and avoid the additional expense of duplicate proxy solicitations. Any shareholder attending the meeting may vote in person even if he or she has returned the proxy.

                             BELL MICROPRODUCTS INC.
                              1941 RINGWOOD AVENUE
                           SAN JOSE, CALIFORNIA 95131

                                   ----------

             PROXY STATEMENT FOR 2003 ANNUAL MEETING OF SHAREHOLDERS

                                   ----------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

         The enclosed proxy is solicited on behalf of the Board of Directors of Bell Microproducts Inc. (the "Company"), a California corporation, for use at the Annual Meeting of Shareholders to be held on Thursday, May 22, 2003, at 1:00 p.m., local time (the "Annual Meeting"), and at any and all continuations or adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the principal executive offices of the Company, 1941 Ringwood Avenue, San Jose, California 95131. The telephone number at this address is (408) 451-9400.

         These proxy solicitation materials will first be mailed to shareholders on or about April 23, 2003.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

         Proposals of shareholders of the Company intended to be presented by such shareholders at the Company's 2004 Annual Meeting of Shareholders must be received by the Company no later than December 20, 2003, in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

         Also, if a shareholder proposal intended to be presented at the 2004 Annual Meeting but not included in the Company's proxy statement and proxy is received by the Company after March 4, 2004, then management named in the Company's proxy form for the 2004 Annual Meeting will have discretionary authority to vote shares represented by such proxies on the shareholder proposal, if presented at the meeting, without including information about the proposal in the Company's proxy materials.

RECORD DATE AND SHARE OWNERSHIP

         Only shareholders of record at the close of business on March 27, 2003 (the "Record Date") are entitled to receive notice of and to vote at the Annual Meeting. The Company has one class of Common Stock outstanding, $0.01 par value. As of the Record Date, the Company had outstanding 20,132,175 shares of Common Stock. For information regarding share ownership of officers, directors and holders of more than 5% of the outstanding Common Stock, see "Security Ownership of Certain Beneficial Owners and Management."

REVOCABILITY OF PROXIES

         Any person giving a proxy in the form accompanying this statement has the power to revoke it at any time before it is voted by delivering to the Secretary of the Company at the Company's principal executive office, 1941 Ringwood Avenue, San Jose, California 95131, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

VOTING AND SOLICITATION

         Each shareholder voting for the election of directors may cumulate his or her votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares which the shareholder is entitled to vote, or distribute the shareholder's votes under the same principle among as many candidates as the shareholder chooses, provided that votes may not be cast for more than seven (7) candidates. However, no shareholder shall be entitled to cumulate votes for any candidate unless the candidate's name has been placed in nomination prior to the voting, and the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of the intention to cumulate the shareholder's votes. On all other matters, each share has one vote. The cost of soliciting proxies will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. The Company's directors, officers and employees, without receiving any additional compensation, may solicit proxies personally or by telephone, telegraph or facsimile copy.

QUORUM; VOTES CAST; ABSTENTIONS; BROKER NON-VOTES

         The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date (the "Quorum"). Shares that are voted "For" or "Against" a matter are treated as being present at the meeting for purposes of establishing a Quorum and are also treated as shares "represented and voting" at the Annual Meeting (the "Votes Cast") with respect to such matter.

         While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions in the counting of votes with respect to a proposal, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a Quorum and (ii) the total number of Votes Cast with respect to the proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a Quorum, but will not be counted for purposes of determining the number of Votes Cast with respect to a particular proposal.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the Record Date by (i) each shareholder known by the Company to be a beneficial owner of more than 5% of the Company's Common Stock; (ii) each director; (iii) each of the executive officers named in the Summary Compensation Table; and (iv) all current executive officers and directors of the Company as a group. Unless otherwise indicated, officers and directors can be reached at the Company's principal executive offices.

                                                                                      Beneficial Ownership
                                                                                  ----------------------------
                       Beneficial Owner                                           Shares(#)         Percent(1)
                       ----------------                                           ---------         ----------
Royce & Associates, LLC (2) .................................................     1,422,000            7.1%
1414 Avenue of the Americas
New York, NY 10019

Paradiagm Capital Management, Inc. (3) ......................................     1,371,700            6.8%
Nine Elk Street
Albany, NY 12207

The TCW Business Unit (4) ...................................................     1,079,812            5.4%
865 South Figueroa Street
Los Angeles, CA 90017

W. Donald Bell (5) ..........................................................     1,071,771            5.3%

FMR Corp. (6) ...............................................................     1,029,979            5.1%
82 Devonshire Street
Boston, MA 02109

James E. Ousley (7) .........................................................        33,750              *

Gordon A. Campbell (8) ......................................................        43,000              *

Glenn E. Penisten (9) .......................................................       102,145              *

Edward L. Gelbach (10) ......................................................       172,658              *

Eugene B. Chaiken (11) ......................................................        48,000              *

David M. Ernsberger (12) ....................................................        22,500              *

Philip M. Roussey (13) ......................................................       260,065            1.3%

Robert J. Sturgeon (14) .....................................................        79,700              *

Ian French (15) .............................................................        22,500              *

Nick Ganio ..................................................................         3,205              *

Benedictus Borsboom (16) ....................................................       205,000            1.0%

All current directors and executive officers as a group (12 persons) (17) ...     1,902,515            9.2%

----------

* Represents less than 1% of the outstanding shares of Common Stock.

(1) Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them as of the Record Date or within 60 days of the Record Date are treated as outstanding only when determining the percent owned by such individual and when determining the percent owned by the group.

(2) Royce & Associates, LLC, an investment adviser, has sole voting and dispositive power over all of such shares. The Company has relied on information in a Schedule 13G filed with the Securities and Exchange Commission on February 3, 2003.

(3) Paradigm Capital Management, Inc., an investment adviser, has sole voting and dispositive power over all of the shares. The Company has relied on information in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2003.

(4) Represents shares held by The TCW Group, Inc. ("TCW") and The TCW Business Unit, which is made up of Trust Company of the West, TCW Asset Management Company and TCW Investment Management Company, direct and indirect subsidiaries of TCW. The ultimate parent of TCW is Societe Generale, S.A., a corporation formed under the laws of France. TCW and The TCW Business Unit share voting and despositive power over all of the shares. The Company has relied on information contained in a
         Schedule 13G filed with the Securities and Exchange Commission on February 5, 2003.

(5) Includes 882,521 shares held by the Bell Family Trust and 63,750 shares subject to stock options exercisable within 60 days after the Record Date.

(6) According to a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2003 by FMR Corp. ("FMR"), Edward C. Johnson 3d, Chairman of principal shareholder of FMR ("Mr. Johnson"), and Abigail P. Johnson, a director and principal shareholder of FMR ("Ms. Johnson"), (i) 689,779 of the shares are beneficially owned by Fidelity Management & Research Company ("Fidelity Research") as an investment adviser to various investment companies (the "Funds"), with Mr. Johnson, FMR and the Funds each having sole power to dispose of such shares and the Funds having the sole power to vote or direct the vote of such shares, and (ii) 340,200 of the shares are beneficially owned by Fidelity Management Trust Company ("Fidelity Trust") as an investment manager of institutional accounts, with Mr. Johnson and FMR each having the sole power to dispose of and the sole power to vote or direct the vote of such shares. Fidelity Research and Fidelity Trust are wholly-owned subsidiaries of FMR.

(7) Represents 33,750 shares subject to stock options exercisable within 60 days after the Record Date by Mr. Ousley.

(8) Includes 30,000 shares subject to stock options exercisable within 60 days after the Record Date by Mr. Campbell.

(9) Represents 49,645 shares held by the Penisten Family Trust and 52,500 shares subject to stock options exercisable within 60 days after the Record Date by Mr. Penisten.

(10) Represents 95,158 shares held by the Edward L. Gelbach 1987 Trust, 25,000 shares held by ELG Limited, of which Mr. Gelbach is a principal, and 52,500 shares subject to stock options exercisable within 60 days after the Record Date by Mr. Gelbach.

(11) Includes 45,000 shares subject to stock options exercisable within 60 days after the Record Date by Mr. Chaiken.

(12) Represents 22,500 shares subject to stock options exercisable within 60 days after the Record Date by Mr. Ernsberger.

(13) Represents 154,315 shares held by the Roussey Family Trust and 105,750 shares subject to stock options exercisable within 60 days after the Record Date by Mr. Roussey.

(14) Represents 79,700 shares subject to stock options exercisable within 60 days after the Record Date by Mr. Sturgeon.

(15) Represents 22,500 shares subject to stock options exercisable within 60 days after the Record Date by Mr. French.

(16) Includes 200,000 shares subject to options exercisable within 60 days after the Record Date by Mr. Borsboom.

(17) Includes 547,825 shares subject to stock options exercisable within 60 days after the Record Date by the executive officers and directors.


                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

         The Governance/Nominating Committee recommended to the Board that the number of directors on the Board be set at seven (7) and that the seven people named below be the Company's nominees for election at the Annual Meeting. Unless otherwise instructed by the shareholder, the proxy holders will vote the proxies received by them for the Company's nominees named below. All nominees are currently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Governance/Nominating Committee of the Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner and in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and in such event the specific nominees to be voted for will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until a successor has been duly elected and qualified.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"
                           THE NOMINEES LISTED BELOW.

NOMINEES FOR DIRECTOR

         The names of the nominees, each of whom is currently a director of the Company, and certain information about them is set forth below, including information furnished by them as to their principal occupation for the last five years, certain other directorships held by them and their ages as of the Record
Date:

         Name                  Age          Position(s) with the Company      Director Since
         ----                  ---          ----------------------------      --------------
W. Donald Bell                 65        President, Chief Executive Officer        1987
                                              and Chairman of the Board
James E. Ousley (3)            57        Vice Chairman                             1998
Gordon A. Campbell (1)         58        Director                                  1988
Glenn E. Penisten (2)          71        Lead Director                             1988
Edward L. Gelbach (1)(2)       71        Director                                  1993
Eugene B. Chaiken (2)(3)       62        Director                                  1998
David M. Ernsberger (1)(3)     57        Director                                  2002

(1)      Member of the Compensation Committee.

(2)      Member of the Audit Committee.

(3)      Member of the Governance/Nominating Committee.

         W. Donald Bell has been President, Chief Executive Officer and Chairman of the Board of the Company since its inception in 1987. Mr. Bell has over 30 years of experience in the electronics industry. Mr. Bell was formerly the President of Ducommun, Inc. and its subsidiary, Kierulff Electronics, Inc., as well as Electronic Arrays, Inc. He has also held senior management positions at Texas Instruments Incorporated, American Microsystems, Inc. and other electronics companies.

         Gordon A. Campbell has served on the Board of Directors since May 1988. Mr. Campbell is a managing member of the general partners of the following venture capital funds: Techfund Capital, L.P., Techfund Capital II, L.P., Techfarm Ventures, L.P. and Techfarm Ventures (Q), L.P. Mr. Campbell has been President of TechFarm Management, Inc., an incubation company for new technology companies, since he founded TechFarm in 1993. Mr. Campbell has founded and been involved in the start-up of numerous Silicon Valley companies, including Seeq, CHIPS and Technologies, Inc., a semiconductor and related device company, 3dfx Interactive and Cobalt Networks. Mr. Campbell also serves as a director of Palm Computing, as well as Chairman of the Board of 3dfx Interactive.

         Glenn E. Penisten, who was appointed as Lead Director in February 2003, has served on the Company's Board of Directors since May 1988. Since 1985, Mr. Penisten has served as General Partner of Alpha Venture Partners III, a venture capital fund.

         Edward L. Gelbach has served on the Company's Board of Directors since March 1993. From 1971 to 1988, Mr. Gelbach was Senior Vice President and a director of Intel, and since 1989 he has been an independent investor.

         James E. Ousley has been the Company's Vice Chairman since October 2000 and has served on the Board of Directors since February 1998. Mr. Ousley has served as President and CEO of Vytek Wireless, Inc. since September 2000. From August 1999 to October 2000, Mr. Ousley was President, CEO and Chairman of Syntegra (USA) Inc. From August 1992 to August 1999, Mr. Ousley was President and Chief Executive Officer of Control Data Systems. From February 1990 to July 1992, Mr. Ousley was Executive Vice President of Ceridian. From May 1989 to February 1990, Mr. Ousley was President of Ceridian's Computer Products business. From January 1989 to April 1989, Mr. Ousley was Vice President, Marketing and Sales for Ceridian's Computer Products business. Mr. Ousley is currently a director of Vytek Wireless, Inc., a wireless integration company; ActivCard S.A., an authentication software company; Datalink Systems Corporation, a data storage integration company; Norstan, Inc., a communications integration company; and Savvis Communication Corporation, a communications company.

         Eugene B. Chaiken has served on the Company's Board of Directors since November 1998. Since 1963, Mr. Chaiken has served as the Chairman, President and Chief Executive Officer of Almo Corporation, a major appliance, consumer electronics and wire and cable distribution company.

         David M. Ernsberger has served on the Company's Board since July 2002. Mr. Ernsberger has served as President of Ernsberger Partnerships, Inc., a consulting and investments company, since founding it in 2001. From 1994 to 2001, Mr. Ernsberger served as Group Vice President of Worldwide Sales and Support for IBM Technology Group. Mr. Ernsberger served as President and Chief Executive Officer of SkillSet Software, Inc. from 1993-1994. From 1967 to 1993, Mr. Ernsberger held various senior executive positions with IBM Corporation.

VOTE REQUIRED

         The seven (7) nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect in the election of directors under California law. No shareholder may vote for more than seven (7) persons for director.

BOARD MEETINGS AND COMMITTEES

         During the fiscal year ended December 31, 2002, the Board of Directors held a total of five (5) meetings.

         The Company has three standing committees, an Audit Committee, a Compensation Committee and a Governance/Nominating Committee.

         The Audit Committee, which consisted of Glenn E. Penisten, Eugene B. Chaiken and Edward L. Gelbach in fiscal 2002, was established to review, in consultation with the independent accountants, the Company's financial statements, accounting and other policies, accounting systems and system of internal controls. The Audit Committee is also responsible for the engagement of the Company's independent accountants and reviews other matters relating to the relationship of the Company with its accountants. The Audit Committee has named Eugene B. Chaiken as the "audit committee financial expert" as defined by Item 401(h)(2) of Regulation S-K under the Securities Act of 1933. The Company acknowledges that the designation of Mr. Chaiken as the audit committee financial expert does not impose on Mr. Chaiken any duties, obligations or liability that are greater than the duties, obligations and liability imposed on Mr. Chaiken as a member of the Audit Committee and the Board of Directors in the absence of such designation or identification. The Audit Committee met five (5) times during fiscal year 2002.

         The Compensation Committee consisted of Gordon A. Campbell, Edward L. Gelbach and Glenn E. Penisten in fiscal 2002, with David M. Ernsberger replacing Mr. Penisten in August 2002. The Compensation Committee was established to review and act on matters relating to compensation levels and benefit plans for key executives of the Company, among other things. The Compensation Committee met five (5) times during fiscal year 2002.

         The Governance/Nominating Committee, which consisted of Eugene B. Chaiken, James E. Ousley and David M. Ernsberger in fiscal 2002, was established in August 2002 to select candidates for the Company's Board of Directors, select members of the various committees and address corporate governance matters. The Governance/Nominating Committee met twice during fiscal year 2002.

         Each of the incumbent directors attended at least 75%, except Gordon Campbell who attended 70%, of the aggregate of all meetings of the Board of Directors and of the committees, if any, upon which such director served, during the period for which such person has been a director or committee member.

COMPENSATION OF DIRECTORS

         Directors who are not employees of the Company receive (i) an annual fee of $8,000, payable quarterly, (ii) a fee of $4,000 for each Board meeting attended in person, (iii) $2,000 per committee meeting attended in person, and (iv) $2,000 per Board or committee meeting attended by telephone. The chairman of each committee receives an additional fee of $2,000 for each committee meeting attended. In addition, under the terms of the Company's 1998 Stock Option Plan, each non-employee director automatically receives a nonqualified option to purchase 22,500 shares of the Company's Common Stock upon his or her initial election as a director and a nonqualified option to purchase 7,500 shares of Common Stock annually thereafter. As of July 3, 2002, Mr. Ernsberger was granted an option to purchase 22,500 shares at an option price of $6.55 per share. As of May 15, 2002, Messrs. Campbell, Chaiken, Gelbach and Penisten were each granted an option to purchase 7,500 shares at an option price of $10.50 per share.


                             AUDIT COMMITTEE REPORT

         The Board of Directors maintains an Audit Committee comprised of three of the Company's outside directors. The Board of Directors and the Audit Committee believe that the Audit Committee's current member composition satisfies the rule of the National Association of Securities Dealers, Inc. ("NASD") that governs audit committee composition, Rule 4310(c)(26)(B)(i), including the requirement that audit committee members all be "independent directors" as that term is defined by NASD Rule 4200(a)(14).

         In accordance with its written charter adopted by the Board of Directors (set forth in Appendix A attached hereto), the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

         (1) reviewed and discussed the audited financial statements with management;

         (2) discussed with the independent auditors the material required to be discussed by Statement on Auditing Standards No. 61; and

         (3) reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board's Standard No. 1, and discussed with the independent auditors any relationships that may impact their objectivity and independence.

         Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission.

                                       MEMBERS OF THE AUDIT COMMITTEE:
                                              Eugene B. Chaiken
                                              Edward L. Gelbach
                                              Glenn E. Penisten

                                   PROPOSAL 2
                  AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

PROPOSED AMENDMENT

         In February 2003, the Board of Directors approved an amendment to the Company's Employee Stock Purchase Plan (the "Purchase Plan") to (i) increase the current number of shares reserved for issuance thereunder by 200,000 shares and
(ii) increase the automatic annual increases in the number of shares reserved for issuance under the Purchase Plan on January 1 of each year, beginning on January 1, 2004, by a number of shares equal to the lesser of (a) 400,000 shares, (b) 2.0% of the outstanding shares on such date, or (c) a lesser amount determined by the Board, subject to adjustment upon changes in capitalization of the Company. Prior to the proposed increase of shares under the Purchase Plan, there were a total of 2,028,498 shares reserved for issuance, of which, 226,621 remain available for issuance, with an automatic annual increase on January 1 of each year of a number of shares equal to the lesser of (a) 225,000 shares, (b) 1.5% of the outstanding shares on such date, or (c) a lesser amount determined by the Board, subject to adjustment upon changes in capitalization of the Company.

REQUIRED VOTE

         At the Annual Meeting, the stockholders are being asked to approve the amendment to the Purchase Plan (i) to increase the number of shares reserved for issuance thereunder by 200,000 shares and (ii) to provide for an increase to the automatic annual increases in the number of shares reserved for issuance under the Purchase Plan. Pursuant to the Company's Bylaws, the affirmative vote of the holders of a majority of the shares required to constitute a quorum at the Annual Meeting will be required to approve the amendment to the Purchase Plan.

REASONS FOR THE AMENDMENT

         The Company believes that its Purchase Plan is an important factor in attracting and retaining skilled personnel. As of the Record Date, 1,801,876 shares of Common Stock had been issued under the Purchase Plan and 226,621 were available for issuance under the Purchase Plan. In February 2003, management recommended and the Board approved the amendment to the Purchase Plan described above, which provides for a one-time increase and an increase of the annual increase in the number of shares reserved for issuance thereunder (the "Purchase Plan Evergreen Provision"). The Board believes that the amendment to the Purchase Plan, as set forth herein will ensure that a sufficient number of shares will be available for employee purchases under the Purchase Plan in each offering period. The Board further believes that ensuring the availability of shares for employees enhances the Company's ability to attract and retain high quality personnel, but also effectively eliminates the risk of the Company having to record a compensation charge under recent accounting pronouncements in the event of a share shortfall under the Purchase Plan during an offering period, which would likely have a material adverse effect on the Company's operating results for a period and the price of the Company's Common Stock in the public market. The Board also considered the dilutive effect of the additional shares under the Purchase Plan on the Company's existing stockholders as well as other negative factors; however, the Board believes that the benefits of the amendments outweigh the potential negative factors.

         The Board of Directors recommends that stockholders vote "FOR" the approval of the amendment to the Company's Purchase Plan.

         The essential features of the Purchase Plan are outlined below.

GENERAL

         The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Tax Code. See "Tax Information--The Purchase Plan."

PURPOSE

         The purpose of the Purchase Plan is to provide employees of the Company with an opportunity to purchase Common Stock of the Company at a discount through accumulated payroll deductions.

ADMINISTRATION

         The Purchase Plan is administered by the Board of Directors or a committee of members of the Board appointed by the Board, who receive no separate additional compensation for such service. All questions of interpretation or application of the Purchase Plan are determined by the Board or its appointed committee, whose decisions are final and binding upon all participants.

ELIGIBILITY

         Any person who is customarily employed at least 20 hours per week and more than five months per calendar year by the Company in the United States and in most foreign jurisdictions during the applicable offering period is eligible to participate in the Purchase Plan, unless the employee would own five percent or more of the total combined voting power or value of all classes of stock of the Company or of its subsidiaries (including stock issuable upon exercise of options held by such person) at the end of the offering period, or the employee would receive more than $25,000 worth of stock (computed as of the date of grant) pursuant to the Purchase Plan in any calendar year.

         At the Record Date, the Company employed approximately 1,300 people, substantially all of whom were eligible to participate in the Purchase Plan. Approximately 360 employees were participating in the Purchase Plan as of the Record Date.

OFFERING DATES

         The Purchase Plan is generally implemented by one offering during each six-month period. Offering periods currently commence on or about January 1 and July 1 of each year. The Board in its discretion may declare extended offering periods which last approximately twelve, eighteen or twenty-four months.

SHARES ISSUED PURSUANT TO THE PURCHASE PLAN

         The initial offering period under the Purchase Plan began on June 15, 1993, and from that date to the Record Date, 1,801,876 shares of the Company's Common Stock were issued pursuant to the Purchase Plan. The number of shares issued in each offering period will vary with the number of participants, the amount of their payroll deductions and the fair market value of the Company's Common Stock.

ENROLLMENT IN THE PLAN

         Eligible employees become participants in the Purchase Plan by delivering to the Company's payroll office a subscription agreement authorizing payroll deductions. Employees hired after the first day of an offering period (or who otherwise become eligible after such date) may begin participation in the next offering period. Under the Purchase Plan, once an employee elects to participate in the Purchase Plan, enrollment in each successive offering period occurs automatically unless the employee withdraws from participation in the Purchase Plan.

PURCHASE PRICE

         The purchase price per share under the Purchase Plan is the lower of
(i) 85% of the fair market value of a share of Common Stock on the date of commencement of the offering (or for employees beginning participation later, the date such participation began) or (ii) 85% of the fair market value of a share of Common Stock on the last day of the offering period. The fair market value of the Common Stock on a given date is the closing sale price on The Nasdaq National Market.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

         The purchase price of the shares is accumulated by after-tax payroll deductions over the offering period. The deductions may not exceed 15% of a participant's compensation on each pay day during the offering period or extended offering period, and the aggregate of such payroll deductions during the offering period or extended offering period shall not exceed fifteen percent (15%) of the participant's compensation during any such offering period or extended offering period; provided, however, that no employee's purchases may exceed $25,000 during two offering periods. A participant may discontinue participation in the Purchase Plan, and may increase or decrease the rate of payroll deductions, during the offering period or extended offering period.

PURCHASE OF STOCK; EXERCISE OF OPTION

         By executing a subscription agreement to participate in the Purchase Plan, the employee is entitled to have shares placed under option to him or her. An employee may purchase up to a number of shares of the Company's Common Stock determined by dividing such employee's payroll deductions accumulated prior to such exercise date and retained in the participant's account as of the exercise date by the applicable Purchase Price; provided that, in no event shall an employee be permitted to purchase during any two offering periods more than a number of shares determined by dividing $25,000 by the fair market value of a share of the Company's Common Stock on the enrollment date. Unless the employee's participation is discontinued, the option for the purchase of shares will be exercised automatically at the end of the offering period at the applicable price. No fractional shares will be issued upon exercise of the option. Any amounts insufficient to purchase a full share remaining in a participant's account after exercise of the option will be credited to the participant and used in a future offering period. No interest will accrue on the payroll deductions of a participant in the Purchase Plan.

WITHDRAWAL

         A participant's interest in a given offering may be terminated by signing and delivering to the Company a notice of withdrawal from the Purchase Plan. Upon withdrawal from the Purchase Plan, accrued but unused payroll deductions are returned to the employee. Such withdrawal may be elected at any time prior to the end of the applicable six-month offering period. A participant's withdrawal from an offering will not have any effect upon such participant's eligibility to participate in subsequent offering periods under the Purchase Plan.

TERMINATION OF EMPLOYMENT

         Termination of a participant's employment for any reason, including retirement or death, cancels participation in the Purchase Plan immediately. In such event, the payroll deductions credited to the participant's account will be returned to such participant, or, in the case of death, to the person or persons entitled thereto as specified by the employee in the subscription agreement.

CAPITAL CHANGES

         In the event of changes in the capitalization of the Company, such as stock splits or stock dividends, which result in an increase or decrease in the number of shares of Common Stock without receipt of consideration by the Company, appropriate adjustments will be made by the Company in the number of shares subject to purchase and in the price per share.

EFFECT OF LIQUIDATION, DISSOLUTION, SALE OF ASSETS OR MERGER

         In the event of a liquidation or dissolution of the Company, an offering period will terminate immediately prior to the consummation of such proposed action, unless otherwise proposed by the Board. In the event of a sale of all or substantially all of the assets of the Company or a merger of the Company with or into another corporation, the employee's rights may be satisfied by assumption of the Company's obligations by such acquiring or successor corporation unless the Board determines otherwise. If the Board chooses to terminate the offering period, it shall notify each participant in writing at least ten (10) business days prior to the termination date on which date all options subject to the Purchase Plan will be exercised automatically.

NON-ASSIGNABILITY

         No rights or accumulated payroll deductions of an employee under the Purchase Plan may be pledged, assigned or transferred for any reason, and any such attempt may be treated by the Company as an election to withdraw from the Purchase Plan.

REPORTS

         Individual accounting will be maintained for each participant in the Purchase Plan. Each participant receives as a report showing the details of the participant's account at least once every six months.

AMENDMENT AND TERMINATION OF THE PLAN

         The Board may at any time amend, alter, suspend or discontinue the Purchase Plan, but, except under certain conditions, no amendment, alteration, suspension or discontinuation shall be made which would impair the rights of any participant arising out of any offering period which has already commenced without such participant's written consent. In addition, to the extent necessary and desirable to comply with Section 423 of the Tax Code (or any other applicable law or regulation, including the requirements of the NASD or an established stock exchange), the Company shall obtain stockholder approval of any Purchase Plan amendment in such a manner and to such a degree as required.

TAX INFORMATION--THE PURCHASE PLAN

         The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Tax Code. Under these provisions, no income will be taxable to a par ticipant until the shares purchased under the Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above.

         The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan and does not purport to be complete. Reference should be made to the applicable provisions of the Tax Code. In addition, this summary does not discuss the tax consequences of a participant's death or the income tax laws of any municipality, state or foreign country in which the participant may reside.

PARTICIPATION IN THE PURCHASE PLAN

         The future benefits are not determinable; however, the following table sets forth information with respect to shares purchased under the Purchase Plan during the fiscal year ended December 31, 2002 to (i) each Named Executive Officer (as defined below), (ii) all persons who were executive officers during fiscal year 2002 as a group and (iii) all other employees as a group.

Name and Position of Individual or Identity of Group       Shares Purchased     Dollar Value(1)
----------------------------------------------------       ----------------     ---------------
W. Donald Bell                                                      --                    --
Philip M. Roussey                                                  897              $    883
Robert J. Sturgeon                                                  --                    --
Ian French                                                          --                    --
Nick Ganio                                                       3,205              $  2,663
Benedictus Borsboom                                                 --                    --
All current executive officers as a group                        6,529              $  6,376
All other employees as a group                                 390,807              $397,670

----------

(1) Represents the market value of the shares on the date of purchase, minus the purchase price.

                 INFORMATION REGARDING EQUITY COMPENSATION PLANS

         The following table provides information concerning the Company's equity compensation plans as of December 31, 2002.

                                    Equity Compensation Plan Information
---------------------------------------------------------------------------------------------------------------
                                  Column (a)               Column (b)                     Column (c)
                           -----------------------    -------------------    ----------------------------------
                                                                                Number of securities remaining
                           Number of securities to     Weighted-average         available for future issuance
                           be issued upon exercise     exercise price of       under equity compensation plans
                           of outstanding options,    outstanding options    (excluding securities reflected in
Plan Category                warrants and rights      warrants and rights                 column (a))
-------------              -----------------------    -------------------    ----------------------------------
Equity compensation
plans approved by                 3,754,496                $10.01(1)                      496,031(2)
security holders

Equity compensation
plans not approved by             1,612,750                $10.88                              --
security holders (3)

Total                             5,367,246                $10.18                         496,031

(1) Weighted-average exercise price excludes 180,000 shares for restricted stock units with zero exercise price.

(2) Includes (a) shares under the Company's 1998 Stock Option Plan, which plan provides for the automatic increase of shares on January 1 of each year of a number of shares equal to the lesser of (i) 600,000 shares,
         (ii) 4% of the outstanding shares on such date, or (iii) a lesser amount determined by the Board, subject to adjustment upon changes in capitalization of the Company and (b) 1,621 shares remaining available under the Company's Employee Stock Purchase Plan, which plan provides for the automatic increase on January 1 of each year of a number of shares equal to the lesser of (i) 225,000 shares, (ii) 1.5% of the outstanding shares on such date, or (iii) a lesser amount determined by the Board, subject to adjustment upon changes in capitalization of the Company.

(3) Represents stock options that have been granted to employees outside of the Company's 1998 Stock Option Plan, which options are represented by agreements substantially the same as agreements with respect to options under the 1998 Stock Option Plan and generally provide for a vesting period as determined by the Board of Directors and expire over terms not exceeding ten years from the date of grant.

                                   PROPOSAL 3
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Audit Committee has selected PricewaterhouseCoopers LLP, independent accountants, to audit the financial statements of the Company for the current fiscal year ending December 31, 2003. PricewaterhouseCoopers LLP has audited the Company's financial statements annually since 1988. Although it is not required to do so, the Board wishes to submit the selection of PricewaterhouseCoopers LLP to the shareholders for ratification. In the event that a majority of the Votes Cast are against the ratification, the Audit Committee will reconsider its selection.

         A representative of PricewaterhouseCoopers LLP will be present at the meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

         The Board of Directors recommends that shareholders vote "FOR" the ratification of appointment of independent accountants.

         AUDIT FEES. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services in connection with the audit of the Company's annual financial statements for fiscal 2002 and reviews of the financial statements included in the Company's Forms 10-Q for fiscal 2002 were $614,000.

         FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. PricewaterhouseCoopers LLP did not provide financial information systems design and implementation services rendered to the Company during fiscal 2002.

         ALL OTHER FEES. The aggregate fees billed by PricewaterhouseCoopers LLP for all other non-audit services rendered to the Company during fiscal 2002, including fees for tax-related services, were $175.000.

         The Company's Audit Committee has considered whether provision of the above non-audit services is compatible with maintaining PricewaterhouseCoopers LLP's independence and has determined that such services have not adversely affected Pricewaterhouse Coopers LLP's independence.


                       ADDITIONAL INFORMATION RELATING TO
                      DIRECTORS AND OFFICERS OF THE COMPANY

CERTAIN TRANSACTIONS

         Gordon A. Campbell, a director of the Company, was a director of Pinnacle Systems, Inc. ("Pinnacle") until his resignation in September 2002. Sales to Pinnacle for the year ended December 31, 2002 were $1,049,000, with an accounts receivable balance at December 31, 2002 of $32,000. The Company believes that the terms of the transactions with Pinnacle were no more favorable than sales to unaffiliated parties.

         David M. Ernsberger, a director of the Company, provided consulting services to the Company through Ernsberger Partnerships, Inc. during 2002, for which he was paid approximately $60,000 in consulting fees. The Company has entered into an agreement with Ernsberger Partnerships, Inc. for consulting services to be provided in 2003 for an annual fee of $55,000.

EMPLOYMENT AGREEMENTS

         The Company entered into an Employment Agreement effective July 1, 1999, as subsequently amended, with W. Donald Bell, its Chairman, President and Chief Executive Officer. The Employment Agreement provides for a minimum base salary of $375,000 per year. Mr. Bell's salary was set at $550,000 for 2000 and continues to be set at such amount for 2003. The Employment Agreement also provides for participation in all Company annual incentive compensation plans, including the Management Incentive Program, a lump-sum cash incentive payment (the "EPS Enhancement Incentive") based on the Company's annual net earnings per share, payment of premiums for long-term disability insurance, reimbursement for ordinary and necessary travel and other out-of-pocket expenses, and participation in other employee benefit plans and programs, including the Company's Supplemental Executive Retirement Plan. In the event that Mr. Bell's employment is terminated by the Company without cause or in the event of Mr. Bell's involuntary termination, Mr. Bell shall be entitled to receive his salary and benefits through at least the expiration of the initial term of employment, cash payments based on the EPS Enhancement Incentive that Mr. Bell may have earned during the initial term of employment, and full acceleration of unvested stock options and restricted stock awards, subject to certain restrictions. In addition, the Employment Agreement provides for a two-year covenant not to compete with the Company.

         The Company entered into a Service Agreement with Ian French effective as of July 26, 2000. Pursuant to the terms of the Service Agreement, Mr. French's base annual salary was set at $209,261 and continues to be set at such amount for 2003, which amount represents Mr. French's salary as converted from British pounds to U.S. dollars as of December 31, 2002. The Service Agreement provides for a bonus at the discretion of the Board. The Service Agreement can be terminated by the Company or Mr. French by giving at least a 12 months' notice; provided that the Company in its discretion can terminate Mr. French's employment immediately without cause by paying the then current annual salary to Mr. French. For a period of one year following termination of employment with the Company, Mr. French has agreed that he will not compete with the Company or solicit or entice any employee or consultant of the Company.

         The Company entered into a three-year Employment and Non-Compete Agreement effective as of April 26, 2002 with Nick Ganio, who resigned as President of the Company's Enterprise Solutions Division in March 2003. Pursuant to the Employment Agreement, Mr. Ganio is receiving severance payments equal to nine months of his current salary plus health and insurance benefits for nine months. For a period of 18 months following termination, Mr. Ganio agreed not to solicit any employees or affiliates of the Company or any of the Company's customers, suppliers, etc., or enter into any employment relationship with any company or business organization that is a direct competitor of the Company.

         Effective September 23, 2002, Benedictus M. Borsboom resigned from his positions as Executive Vice President and Chief Financial Officer of the Company. The Company entered into a Severance Agreement and Mutual Release (the "Severance Agreement"), pursuant to which Mr. Borsboom releases the Company from any and all claims arising out of or in connection with his employment with the Company. In consideration of this release and as consideration for certain services to be performed by Mr. Borsboom, the Company agreed to make severance payments to Mr. Borsboom equal to his annual base salary, which amount is being paid in installments. Pursuant to the Severance Agreement, the vesting on Mr. Borsboom's options was accelerated.

         The Company entered into Management Retention Agreements with W. Donald Bell, Philip M. Roussey, Robert J. Sturgeon, Ian French, Benedictus Borsboom and Nick Ganio. The Management Retention Agreements have three-year terms, subject to extension in the event there has been a change of control. The Management Retention Agreements provide that in the event the employee's employment terminates within 12 months following a change of control, then the employee is entitled to receive the following severance benefits. If the employee is involuntarily terminated other than for cause, then the employee will receive a cash payment equal to the employee's base annual salary, continued Company-paid employee benefits for one year from the date of the change of control or until the date that the employee becomes covered under another employer's benefit plans and full vesting of unvested stock options. In the event that the employee's employment is terminated for any reason either prior to the occurrence of a change of control or after the 12-month period following a change of control, then the employee is entitled only to receive severance and other benefits under established Company severance and benefits plans and practices or pursuant to other agreements with the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires that directors, certain officers of the Company and ten percent shareholders file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") as to the Company's securities beneficially owned by them. Such persons are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of copies of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16a-3(e) and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and any written representations referred to in Item 405(b)(2)(i) of Regulation S-K stating that no Forms 5 were required, the Company believes that, during fiscal year 2002, all Section 16(a) filing requirements applicable to the Company's officers, directors and ten percent shareholders were complied with, except that grants of an option and/or a restricted stock unit were reported on a Form 5 that was not timely filed by each of Robert Sturgeon, Edward Gelbach, Eugene Chaiken, Glenn Penisten, and Gordon Campbell, directors of the Company, and Richard Jacquet, Ian French and Philip Roussey, officers of the Company. In addition, Mr. Campbell reported seven transactions late on a Form 4, and a Form 3 was filed late by James Illson, an officer of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No interlocking relationship exists among members of the Company's Board of Directors or Compensation Committee and the Board of Directors or Compensation Committee of any other company.

COMPENSATION COMMITTEE REPORT

         Decisions on compensation of the Company's executive officers are made by the Compensation Committee of the Board of Directors. The members of the Compensation Committee, Messrs. David Ernsberger, Edward Gelbach and Gordon Campbell, are non-employee directors. Decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board (which did not modify or reject any Compensation Committee decisions during 2002).


                          COMPENSATION COMMITTEE REPORT

         COMPENSATION PHILOSOPHY AND RELATIONSHIP OF PERFORMANCE. This report reflects the Compensation Committee's executive officer compensation philosophy for the year ended December 31, 2002 as endorsed by the Board of Directors. The resulting actions taken by the Company are shown in the compensation tables supporting this report. The Compensation Committee either approves or recommends to the Board of Directors compensation levels and compensation components for the executive officers. With regard to compensation actions affecting the Chief Executive Officer, all of the non-employee members of the Board of Directors acted as the approving body. In carrying out its duties, the Compensation Committee intends to make all reasonable attempts to comply with the requirements to exempt executive compensation from the $1 million deduction limitation under 162(m) of the Internal Revenue Code, unless the Committee determines that such compliance in given circumstances would not be in the best interests of the Company and its shareholders.

         The Compensation Committee's executive compensation policies are designed to enhance the financial performance of the Company, and thus shareholder value, by aligning the financial interests of the key executives with those of shareholders.

         The executive compensation program is viewed in total considering all of the component parts: base salary, annual performance incentives, benefits (including a car allowance for certain Named Executive Officers), and long-term incentive opportunity in the form of stock options and stock ownership. The annual compensation components consist generally of equal or lower base salaries than those of companies within the industry combined with incentive plans based on the Company's financial performance that can result in total compensation generally in line with those at comparable companies. Long-term incentives are tied to stock performance through the use of stock options. The Compensation Committee's position is that stock ownership by management is beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. Overall, the intent is to have more significant emphasis on variable compensation components and less on fixed cost components. The Committee believes this philosophy and structure are in the best interests of the shareholders.

         Executive compensation for fiscal 2002 consisted of base salary and performance incentives paid in the form of cash and long-term incentives.

         ANNUAL INCENTIVE ARRANGEMENTS. The Committee believes that key executives should have a significant proportion of total cash compensation subject to specific strategic and financial measurements. At the beginning of each fiscal year, or upon an individual being appointed an executive officer, the Committee sets a target bonus amount for each executive officer expressed as a percentage of the executives base salary. Performance goals for purposes of determining annual incentive compensation are established, which include net earnings and other strategic and financial measurements. Generally, the target level of net earnings and return on sales percentages is assigned a significantly greater weight than the aggregate weight assigned to all remaining factors. Senior management, including the Named Executive Officers, have the potential to earn significantly higher levels of incentive compensation if the Company exceeds its targets. The target incentive compensation levels established by the Compensation Committee for 2002 expressed as a percentage of base salary for the Named Executive Officers were approximately 68%.

         The performance goals established at the beginning of 2002 were based on several strategic and financial measurements including a target level of earnings per share and attainment of certain other objectives. The earnings per share goals were assigned a significantly greater weight than the aggregate weight assigned to the remaining factors. Based on the evaluation of the above criteria, the Compensation Committee awarded incentive payments for 2002 at an average 24% of the aggregate base salaries for each Named Executive Officer.

         STOCK OPTIONS. The Compensation Committee of the Board of Directors generally determines stock option grants to eligible employees including the Named Executive Officers. The Committee believes that options granted to management reinforce the Committee's philosophy that management compensation should be closely linked with shareholder value.

         OTHER COMPENSATION PLANS. The Company has adopted certain broad-based employee benefit plans in which all employees, including the Named Executive Officers, are permitted to participate on the same terms and conditions relating to eligibility and generally subject to the same limitations on the amounts that may be contributed or the benefits payable under those plans. Under the Company's Personal Investment Plan (the "401(k) Plan"), which is a defined contribution plan qualified under Sections 401(a) and 401(k) of the Code, participants, including the Named Executive Officers, can contribute a percentage of their annual compensation. Although the 401(k) Plan allows for the Company to make matching contributions, the Company did not make a matching contribution for participants in 2002. The Company also has adopted the Stock Purchase Plan under Section 423 of the Code, pursuant to which participating employees can purchase the Company's stock at a discount through payroll deductions. In addition, the Company has provided a Supplemental Executive Retirement Plan for Mr. Bell. Effective July 1 2002, the Board of Directors approved a change to Mr. Bell's employment agreement granting him a non-qualified Supplemental Executive Retirement Plan ("SERP"). The SERP is geared to retain Mr. Bell as Chief Executive Officer of the Company and provides supplemental income benefits to Mr. Bell or his survivors upon his retirement or death. In addition, the Board of Directors approved additional death benefits to other key employees of the Company. The funding of these plans is through company-owned life insurance policies for its benefit on the life of Mr. Bell and the other key employees. A grantor "rabbi" trust is being established for the purpose of accumulating funds with which to meet the Company's future obligations under these plans. Although the trust is irrevocable with certain exceptions, the benefits under the plans remain the Company's obligation; however, it is estimated that the proceeds from the life insurance benefits will be sufficient to recover, over time, the full cost of the benefits being provided, plus the cost of insurance.

         MR. BELL'S 2002 COMPENSATION. Compensation for the Chief Executive Officer aligns with the philosophies and practices discussed above for executive officers in general. All compensation determinations and stock option grants to the Chief Executive Officer are reviewed by the Compensation Committee with the Board of Directors. Mr. Bell is not eligible to participate in the Employee Stock Purchase Plan. At the beginning of each fiscal year, the Compensation Committee sets a target bonus amount for the Chief Executive Officer. The target incentive compensation level established for Mr. Bell for 2002, expressed as a percentage of his base salary, was 100%. For 2002, the Chief Executive Officer's performance goals were established based on a target level of earnings per share. In evaluating Mr. Bell's performance for the purpose of determining his incentive compensation for such period, the Compensation Committee considered his leadership and the Company's performance against its financial and strategic objectives. Based on the evaluation, the Compensation Committee decided that Mr. Bell's performance substantially met the goals established for him for the fiscal year, and awarded Mr. Bell an incentive payment of 36% of his salary. In July 1999, the Company entered into an Employment Agreement with Mr. Bell, which reflects the Company's desire to retain and motivate him with performance-based and long-term incentives. For specific data regarding Mr. Bell's 2002 compensation, see "Executive Compensation-Summary Compensation Table."

                                           COMPENSATION COMMITTEE

                                           Gordon A. Campbell
                                           Edward L. Gelbach
                                           David M. Ernsberger

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth the compensation for the three fiscal years ended December 31, 2002 to the Company's Chief Executive Officer and the other most highly compensated executive officers based on salary and bonus earned or accrued for fiscal year 2002.

                                                                                         Long-Term
                                                 Annual Compensation                Compensation Awards
                                          ------------------------------------    -------------------------
                                                                     Other
                                                                     Annual       Securities     Restricted     All Other
                                 Fiscal    Salary                 Compensation    Underlying       Stock      Compensation
Name and Principal Position       Year       ($)      Bonus ($)       ($)         Options(#)      Awards($)        ($)
---------------------------      ------   --------   ----------   ------------    ----------     ----------   ------------
W. Donald Bell                    2002    $550,000   $  197,725     $ 3,600(1)            --                    $16,941(2)
President, Chief Executive        2001     550,000       80,000       3,600               --                     18,340
Officer and Chairman of the       2000     536,538    1,302,012       3,600          300,000                     16,300
Board

Philip M. Roussey                 2002    $250,000   $   60,938     $ 3,600(1)        25,000     $171,500(4)    $ 7,271(3)
Executive Vice President of       2001     249,300       17,465       3,600           10,000           --            --
Enterprise Marketing              2000     245,961      293,148       3,600           45,000           --            --

Robert J. Sturgeon                2002    $200,000   $   71,722          --           25,000     $102,900(4)    $ 5,176(3)
Chief Information Officer         2001     200,000       57,860          --           10,000           --            --
                                  2000     193,942      172,375          --           30,000           --            --

Ian French                        2002    $209,261   $   99,801     $43,276(6)        25,000     $274,400(4)    $ 5,176(3)
President, Bell Microproducts,    2001     189,280      117,164      39,144           90,000           --            --
Europe(5)                         2000      79,632       84,733      15,979          105,000                         --


Nick Ganio                        2002    $222,115   $  130,077(7)  $ 2,359(1)       300,000           --       $ 4,270(3)
Former President, Enterprise
Solutions Division

Benedictus Borsboom               2002    $269,567   $   40,000      $2,700(1)            --           --       $87,490(8)
Former Executive VP and           2001     285,384       86,133          --          200,000           --            --
Chief Financial Officer

--------------

(1)      Represents a car allowance paid by the Company.

(2)      Represents payment to a Supplemental Executive Retirement Plan.

(3) Represents the applicable portion of the premium paid by the Company for life insurance on the executive officer, of which the Company is the owner and beneficiary; provided, however, that the Company has agreed to use part of the proceeds to fund a death benefit for the executive officer.

(4) At December 31, 2002, the restricted stock units had no value with Mr. Roussey holding 25,000 shares of restricted stock, Mr. Sturgeon 15,000 shares and Mr. French 40,000 shares. Restricted stock units are not entitled to earn dividends and the holders are not entitled to vote the shares underlying the units.

(5) All payments to Mr. French are paid in British pounds and have been converted into U.S. dollars as of the December 31 of the year for which such payment is shown.

(6) Represents car allowance of $9,658, critical illness payment of $14,302 and pension contribution of $19,316.

(7)      Includes a hiring bonus of $75,000.

(8)      Represents severance payments.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table provides information with respect to option grants in fiscal year 2002 to the Named Executive Officers.

                                                                                         Potential Realizable Value at
                           Number of       Percent of                                    Assumed Annual Rates of Stock
                           Securities     Total Options                                  Price Appreciation for Option
                           Underlying      Granted to      Exercise or                             Term(1)
                             Options      Employees in      Base Price     Expiration    -----------------------------
       Name                Granted(#)     Fiscal Year(%)    ($/Share)         Date             5%              10%
       ----                ----------     --------------   -----------     ----------    -------------    ------------
W. Donald Bell                  --              --                --              --                --             --

Philip M. Roussey           10,000(2)          1.0%         $   6.86        06/26/12        $   43,142     $  109,330

Robert J. Sturgeon          10,000(2)          1.0%         $   6.86        06/26/12        $   43,142     $  109,330

Ian French                  25,000(2)          2.7%         $   6.86        06/26/12        $  107,855     $  273,327

Nick Ganio                 300,000(3)         32.0%         $  11.80        05/06/12        $2,820,110     $5,641,847

Benedictus Borsboom             --              --                --              --                --             --

----------

(1) The "potential realizable value" shown represents the potential gains based on annual compound stock price appreciation of 5% and 10% from the date of grant through the full option terms, net of exercise price, but before taxes associated with exercise. The amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders, continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved and do not reflect the Company's estimate of future stock price growth.

(2) Option is exercisable 25% per year over four years, commencing June 26, 2003.

(3) Option is exercisable 25% per year over four years, commencing May 6, 2003.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

         The following table provides information with respect to option exercises in fiscal year 2002 and the number and value of options at December 31, 2002 by the Named Executive Officers.

                            Shares                                                           Value of Unexercised
                           Acquired                   Total Number of Unexercised           In-the-Money Option at
                              on           Value       Options at Fiscal Year End             Fiscal Year End(1)
                           Exercise      Realized     ----------------------------     -------------------------------
         Name                 (#)           ($)       Exercisable    Unexercisable     Exercisable       Unexercisable
         ----              --------      --------     -----------    -------------     -----------       -------------
W. Donald Bell              60,000       $429,000       258,750         26,250           $58,827            $31,676

Philip M. Roussey             --            --          122,500         62,500           $80,777            $21,526

Robert J. Sturgeon            --            --           69,600         69,589           $32,832            $28,576

Ian French                    --            --           75,000        145,000           $     0            $     0

Nick Ganio                    --            --               --        300,000           $     0            $     0

Benedictus Borsboom           --            --          200,000             --           $     0            $     0

----------

(1) Based on a market value of the underlying securities of $5.54 at December 31, 2002.

                                PERFORMANCE GRAPH

         The following graph shows a comparison of cumulative total shareholder return, calculated on a dividend reinvested basis, of the Company's Common Stock from December 31, 1997 through December 31, 2002 for Bell Microproducts Inc., the S&P 500 Composite Index (the "S&P 500") and the Pacific Stock Exchange Technology Index (the "PSE High Tech Index"). The graph assumes that $100 was invested in the Company's Common Stock on December 31, 1997 and in the S&P 500 and the PSE High Tech Index at the closing price on such date. Note that historic stock price performance is not necessarily indicative of future stock price performance. The Company's stock price on December 31, 2002 was $5.54.

                              (PERFORMANCE GRAPH)

                            12/31/97     12/31/98     12/31/99     12/31/00     12/31/01     12/31/02
                            --------     --------     --------     --------     --------     --------
Bell Microproducts Inc.     $    100     $    117     $    140     $    202     $    160     $     70

PSE Hi-Tech Index           $    100     $    155     $    335     $    280     $    237     $    158

S&P 500 Index               $    100     $    127     $    151     $    136     $    118     $     91

                                  OTHER MATTERS

         The Company's Annual Report to shareholders for fiscal year 2002 is being mailed with this proxy statement to shareholders entitled to notice of the meeting. The Annual Report includes the consolidated financial statements, unaudited selected financial data and management's discussion and analysis of financial condition, results of operations and certain information about the Company's executive officers.

         The Company knows of no other matters to be submitted to the meeting. if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.


                                BY ORDER OF
                                THE BOARD OF DIRECTORS


                                James E. Illson
                                Executive Vice President, Finance and Operations
                                  and Chief Financial Officer

San Jose, California
April 23, 2003

                                                                      APPENDIX A

                         CHARTER FOR THE AUDIT COMMITTEE
                          OF THE BOARD OF DIRECTORS OF
                             BELL MICROPRODUCTS INC.
PURPOSE:

The Audit Committee will make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of Bell Microproducts Inc. and its subsidiaries (the "Company"), to provide to the Board of Directors the results of its examinations and recommendations derived from such examinations, to outline to the Board improvements made, or to be made, in internal accounting controls, to nominate independent auditors, and to provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require Board attention.

In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors from time to time prescribes.

MEMBERSHIP:

The Audit Committee will consist of three independent directors of the Company. The members of the Audit Committee will be appointed by and will serve at the discretion of the Board of Directors.

RESPONSIBILITIES:

The responsibilities of the Audit Committee shall include:

1. Reviewing on a continuing basis the adequacy of the Company's system of internal controls.

2. Reviewing on a continuing basis the activities of the Company's internal audit function, including any difficulties encountered in the course of their audits, any restrictions on the scope of their work or access to required information, changes to planned scope of the Internal Audit plan, staffing, and resources.

3. Reviewing the independent auditors' proposed audit scope and approach.

4. Conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors.

5. Reviewing the performance of the independent auditors.

6. Recommending the appointment of independent auditors to the Board of Directors.

7. Reviewing fee arrangements with the independent auditors.

8. Reviewing in conjunction with management and the Director of Internal Audit the results of the monitoring of compliance with the Company's Standards of Business Conduct and with the Foreign Corrupt Practices Act;

9. Reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company's financial statements;

10. Providing oversight and review of the Company's asset management policies, including an annual review of the Company's investment policies and performance for cash and short-term investments;

11. If necessary, instituting special investigations and, if appropriate, hiring special counsel or experts to assist;

12. Reviewing related party transactions for potential conflicts of interest;
and

13. Performing other oversight functions as requested by the full Board of Directors.

14. Review compliance with the Sarbanes-Oxley Act of 2002, including reporting and certification requirements; and any additional requirements applicable to Bell Microproducts.

In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board of Directors delegates to it, and will report, at least annually, to the Board regarding the Committee's examinations and recommendations.

MEETINGS:

The Audit Committee will meet at least four times each year, including private meetings with both the Director of Internal Audit and the external auditors prior to releasing earnings. The Audit Committee may establish its own schedule which it will provide to the Board of Directors in advance.

The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at least annually to review the financial affairs of the Company. The Audit Committee will meet with the independent auditors of the Company, at such times as it deems appropriate, to review the independent auditor's examination and management report. The Audit Committee will meet separately with the Director of Internal Audit as it deems appropriate to review any significant issues.

REPORTS:

The Audit Committee will record its summaries of recommendations to the Board in written form which will be incorporated as a part of the minutes of the Board of Directors meeting at which those recommendations are presented.

MINUTES:

The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

                             BELL MICROPRODUCTS INC.

                          EMPLOYEE STOCK PURCHASE PLAN
               (AS AMENDED AND RESTATED THROUGH FEBRUARY 19, 2003)


         The following constitute the provisions of the Employee Stock Purchase Plan of Bell Microproducts Inc.

         1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

         2. Definitions.

            (a) "Board" shall mean the Board of Directors of the company.

            (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

            (c) "Common Stock" shall mean the Common Stock of the Company.

            (d) "Company" shall mean Bell Microproducts Inc.

            (e) "Compensation" shall mean all base straight time gross earnings, including payments for sick pay, vacation pay, holiday pay, bonuses, commissions and other compensation, but excluding car allowance, lead pay, SPIFFs, jury duty pay, bereavement pay, shift premium, overtime pay and executive incentive compensation-(MIP).

            (f) "Designated Subsidiaries" shall mean the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

            (g) "Employee" shall mean any individual (i) who is an employee of the Company or any Designated Subsidiary for purposes of tax withholding under the Code, and (ii) except with respect to employees of a Designated Subsidiary located in The United Kingdom, whose customary employment with the Company or any Designated Subsidiary is at least twenty (20) hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the 91st day of such leave.

            (h) "Enrollment Date" shall mean the first day of each Offering Period or Extended Offering Period.

            (i) "Exercise Date" shall mean the last day of each Offering Period, or with respect to an Extended Offering Period, the last day of each Purchase Period.

            (j) "Extended Offering Period" shall mean a period of approximately twelve (12), eighteen (18) or twenty-four (24) months, commencing on the date or dates so specified by the Board, during which options granted pursuant to the Plan may be exercised. The duration, commencement and termination of Extended Offering Periods may be changed pursuant to Section 4 of this Plan.

            (k) "Fair Market Value" shall mean, as of any date, the value of Common Stock determined as follows:

                (1) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day on the date of such determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable, or;

                (1) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable, or;

                (1) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

            (l) "Offering Period" shall mean a period of approximately six (6) months, commencing on a date determined by the Board, during which an option granted pursuant to the Plan may be exercised. The duration, commencement and termination of Offering Periods may be changed pursuant to Section 4 of this Plan.

            (m) "Plan" shall mean this Employee Stock Purchase Plan.

            (n) "Purchase Price" shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower.

            (o) "Purchase Period" shall mean, with respect to an Extended Offering Period, the approximately six (6) month period commencing after one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Extended Offering Period shall commence on the Enrollment Date and end with the next Exercise Date. The duration, commencement and termination of Purchase Periods may be changed pursuant to Section 4 of this Plan.

            (p) "Reserves" shall mean the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

            (q) "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

         3. Eligibility.

            (a) Any Employee (as defined in Section 2(g)), who shall be employed by the Company on a given Enrollment Date shall be eligible to participate in the Plan.

            (b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

         4. Offering Periods and Extended Offering Periods. The Plan shall be implemented by Offering Periods and/or Extended Offering Periods which may be consecutive and/or overlapping, as determined by the Board, commencing on such dates as the Board shall determine, and continuing thereafter until terminated in accordance with Section 19 hereof. The Board shall have the power to change the duration, commencement and termination of Offering Periods, Extended Offering Periods and/or Purchase Periods with respect to future offerings without shareholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period, Extended Offering Period or Purchase Period to be affected thereafter.

         5. Participation.

            (a) An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form of Exhibit A to this Plan and filing it with the Company's payroll office prior to the applicable Enrollment Date.

            (b) Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

         6. Payroll Deductions.

            (a) At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period or Extended Offering Period in an amount not exceeding fifteen percent (15%) of the Compensation which he or she receives on each pay day during the Offering Period or Extended Offering Period, and the aggregate of such payroll deductions during the Offering Period or Extended Offering Period shall not exceed fifteen percent (15%) of the participant's Compensation during any such Offering Period or Extended Offering Period.

            (b) All payroll deductions made for a participant shall be credited to his or her account under the Plan and will be withheld in whole percentages only. A participant may not make any additional payments into such account.

            (c) A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions during the Offering Period or Extended Offering Period by completing or filing with the Company a new subscription agreement authorizing a change in payroll deduction rate. The Board may, in its discretion, limit the number of participation rate changes during any Offering Period or Extended Offering Period. The change in rate shall be effective with the first full payroll period following five (5) business days after the Company's receipt of the new subscription agreement unless the Company elects to process a given change in participation more quickly. A participant's subscription agreement shall remain in effect for successive Offering Periods or Extended Offering Periods unless terminated as provided in Section 10 hereof.

            (d) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant's payroll deductions may be decreased to 0% at such time during any Offering Period or Extended Offering Period which is scheduled to end during the current calendar year (the "Current Offering Period or Extended Offering Period") that the aggregate of all payroll deductions which were previously used to purchase stock under the Plan in a prior Offering Period or Extended Offering Period which ended during that calendar year plus all payroll deductions accumulated with respect to the Current Offering Period or Extended Offering Period equal $21,250. Payroll deductions shall recommence at the rate provided in such participant' s subscription agreement at the beginning of the first Offering Period or Extended Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

            (e) At the time the option is exercised, in whole or in part, or at the time some or all of the Company's Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company's federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but will not be obligated to, withhold from the participant's compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.

         7. Grant of Option. On the Enrollment Date of each Offering Period or Extended Offering Period, each eligible Employee participating in such Offering Period or Extended Offering Period shall be granted an option to purchase on the Exercise Date(s) of such Offering Period or Extended Offering Period (at the applicable Purchase Price) up to a number of shares of the Company's Common Stock determined by dividing such Employee's payroll deductions accumulated prior to such Exercise Date and retained in the Participant's account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Employee be permitted to purchase during any two Offering Periods (or, with respect to an Extended Offering Period, during any Purchase Period) more than a number of Shares determined by dividing $25,000 by the Fair Market Value of a share of the Company's Common Stock on the Enrollment Date, and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof, and shall expire on the last day of the Offering Period or Extended Offering Period.

         8. Exercise of Option. Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares will be purchased; any payroll deductions accumulated in a participant's account which are not sufficient to purchase a full share shall be retained in the participant' s account for the subsequent Offering Period or Extended Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. Any other monies left over in a participant's account after the Exercise Date shall be returned to the participant. During a participant's lifetime, a participant's option to purchase shares hereunder is exercisable only by him or her.

         9. Delivery. As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to each participant, as appropriate, of a certificate representing the shares purchased upon exercise of his or her option.

         10. Withdrawal; Termination of Employment.

            (a) A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by giving written notice to the Company in the form of Exhibit B to this Plan. All of the participant's payroll deductions credited to his or her account will be paid to such participant promptly after receipt of notice of withdrawal and such participant's option for the Offering Period or Extended Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the Offering Period or Extended Offering Period or Extended Offering Period. If a participant withdraws from an Offering Period or Extended Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period or Extended Offering Period unless the participant delivers to the Company a new subscription agreement.

            (b) Upon a participant's ceasing to be an Employee (as defined in Section 2(g) hereof ), for any reason, including by virtue of him or her having failed to remain an Employee of the Company for at least twenty (20) hours per week during an Offering Period or Extended Offering Period in which the Employee is a participant, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant' s account during the Offering Period or Extended Offering Period but not yet used to exercise the option will be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 14 hereof, and such participant's option will be automatically terminated.

            (c) A participant's withdrawal from an Offering Period or Extended Offering Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods or Extended Offering Periods which commence after the termination of the Offering Period or Extended Offering Period from which the participant withdraws.

         11. Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

         12. Stock.

            (a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 18 hereof, the maximum number of shares of the Company's Common Stock which shall be made available for sale under the Plan shall be 2,028,498 shares, plus an annual increase to be added on the first day of the Company's fiscal year beginning January 1, 2004, equal to the lesser of
(i) 400,000 shares, (ii) 2.0% of the outstanding shares on such date or (iii) a lesser amount determined by the Board. If on a given Exercise Date the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

            (b) The participant will have no interest or voting right in shares covered by his option until such option has been exercised.

            (c) Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.

         13. Administration.

            (a) Administrative Body. The Plan shall be administered by the Board or a committee of members of the Board appointed by the Board. The Board or its committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties. Further, the Board or its committee may, at any time, modify or interpret the provisions of the Plan or take any other action which it deems necessary to permit participation by employees in non-U.S jurisdictions and to comply with the applicable laws of such non-U.S. jurisdictions, including but not limited modifying the eligibility criteria set forth in Section 2(g) and collecting any income or payroll taxes resulting from such participation.

         14. Designation of Beneficiary.

            (a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

            (b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

         15. Transferability. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period or Extended Offering Period in accordance with
Section 10 hereof.

         16. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

         17. Reports. Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

         18. Adjustments Upon Changes in Capitalization.

            (a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the Reserves as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration". Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

            (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period or Extended Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.

            (c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period(s) or Extended Offering Period(s) then in progress by setting a new Exercise Date (the "New Exercise Date") or to cancel each outstanding right to purchase and refund all sums collected from participants during the Offering Period(s) or Extended Offering Period(s) then in progress. If the Board shortens the Offering Period(s) or Extended Offering Period(s) then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for his option has been changed to the New Exercise Date and that his option will be exercised automatically on the New Exercise Date, unless prior to such date he has withdrawn from the Offering Period(s) or Extended Offering Period(s) as provided in Section 10 hereof. For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock and the sale of assets or merger.

         The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event the Company effects one or more reorganizations, recapitalization, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

         19. Amendment or Termination.

            (a) The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18 hereof, no such termination can affect options previously granted, provided that an Offering Period or Extended Offering Period may be terminated by the Board of Directors on any Exercise Date if the Board determines that the termination of the Plan is in the best interests of the Company and its shareholders. Except as provided in Section 18 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law or regulation), the Company shall obtain shareholder approval in such a manner and to such a degree as required.

            (b) Without shareholder consent and without regard to whether any participant rights may be considered to have been "adversely affected," the Board (or its committee) shall be entitled to change the Offering Periods or Extended Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period or Extended Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

         20. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

         21. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

         As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

         22. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the shareholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 19 hereof.

         23. Automatic Transfer to Low Price Extended Offering Period. To the extent permitted by any applicable laws, regulations, or stock exchange rules if the Fair Market Value of the Common Stock on any Exercise Date in an Extended Offering Period is lower than the Fair Market Value of the Common Stock on the Enrollment Date of such Extended Offering Period, then all participants in such Extended Offering Period shall be automatically withdrawn from such Extended Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Extended Offering Period as of the first day thereof.

                                    EXHIBIT A


                             BELL MICROPRODUCTS INC.

                          EMPLOYEE STOCK PURCHASE PLAN

                             SUBSCRIPTION AGREEMENT



_____ Original Application                           Enrollment Date: __________
_____ Change in Payroll Deduction Rate
_____ Change of Beneficiary(ies)


1.   _____________________________________ hereby elects to participate in the
     Bell Microproducts Inc. Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") and subscribes to purchase shares of the Company' s Common Stock in accordance with this Subscription Agreement and the Employee Stock Purchase Plan.

2. I hereby authorize payroll deductions from each paycheck in the amount of ____% of my Compensation on each payday (not to exceed 15%) during the Offering Period or Extended Offering Period in accordance with the Employee Stock Purchase Plan. (Please note that no fractional percentages are permitted.)

3. I understand that said payroll deductions shall be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Employee Stock Purchase Plan. I understand that if I do not withdraw from an Offering Period or Extended Offering Period, any accumulated payroll deductions will be used to automatically exercise my option.

4. I have received a copy of the complete "Employee Stock Purchase Plan." I understand that my participation in the Employee Stock Purchase Plan is in all respects subject to the terms of the Plan. I understand that the grant of the option by the Company under this Subscription Agreement is subject to obtaining shareholder approval of the Employee Stock Purchase Plan.

5. Shares purchased for me under the Employee Stock Purchase Plan should be issued in the name(s) of (Employee or Employee and Spouse Only):

6. I understand that if I dispose of any shares received by me pursuant to the Plan within 2 years after the Enrollment Date (the first day of the Offering Period or Extended Offering Period during which I purchased such shares), or one year from the Exercise Date, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price which I paid for the shares. I hereby agree to notify the Company in writing within 30 days after date of any disposition of shares and I will make adequate provision for Federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the 2-year and 1-year holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (1) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or
     (2) 15% of the fair market value of the shares on the first day of the Offering Period or Extended Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

7. I hereby agree to be bound by the terms of the Employee Stock Purchase Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Employee Stock Purchase Plan.

8. In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and shares due me under the Employee Stock Purchase Plan:



NAME: (Please print)
                     -----------------------------------------------------------
                       (First)                (Middle)              (Last)

                     -----------------------------------------------------------
                     Relationship

                     -----------------------------------------------------------

                     -----------------------------------------------------------
                     (Address)

NAME: (Please print)
                     -----------------------------------------------------------
                       (First)                (Middle)              (Last)

                     -----------------------------------------------------------
                     Relationship

                     -----------------------------------------------------------

                     -----------------------------------------------------------
                     (Address)




Employee's Social
Security Number:
                     -----------------------------------------------------------


Employee's Address:
                     -----------------------------------------------------------

                     -----------------------------------------------------------

                     -----------------------------------------------------------



I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT SHALL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS OR EXTENDED OFFERING PERIODS UNLESS TERMINATED BY ME.



Dated:
      ---------------                   ----------------------------------------
                                                 Signature of Employee


                                        ----------------------------------------
                                           Spouse's Signature (If beneficiary
                                                    other than spouse)

                                    EXHIBIT B


                             BELL MICROPRODUCTS INC.

                          EMPLOYEE STOCK PURCHASE PLAN

                              NOTICE OF WITHDRAWAL


         The undersigned participant in the Offering Period or Extended Offering Period of the Bell Microproducts Inc. Employee Stock Purchase Plan which began on ________________ 20____ (the "Enrollment Date") hereby notifies the Company that he or she hereby withdraws from the Offering Period or Extended Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period or Extended Offering Period. The undersigned understands and agrees that his or her option for such Offering Period or Extended Offering Period will be automatically terminated. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period or Extended Offering Period and the undersigned shall be eligible to participate in succeeding Offering Periods or Extended Offering Periods only by delivering to the Company a new Subscription Agreement.


                                               Name and Address of Participant:

                                               -------------------------------

                                               -------------------------------

                                               -------------------------------



                                               Signature:


                                               -------------------------------


                                               Date:
                                                     -------------------------

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


PROXY                      BELL MICROPRODUCTS INC.                         PROXY

                  PROXY FOR 2003 ANNUAL MEETING OF SHAREHOLDERS

                                  May 22, 2003

         The undersigned shareholder of Bell Microproducts Inc. (the "Company") hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement for the 2003 Annual Meeting of Shareholders of the Company to be held on Thursday, May 22, 2003 at 1:00 p.m., local time, at the offices of the Company, 1941 Ringwood Avenue, San Jose, California, and hereby revokes all previous proxies and appoints W. Donald Bell and James E. Illson, or either of them, will full power of substitution, Proxies and Attorneys-in-Fact, on behalf and in the name of the undersigned, to vote and otherwise represent all of the shares registered in the name of the undersigned at said Annual Meeting, or any adjournment thereof, with the same effect as if the undersigned were present and voting such shares, on the following matters and in the following manner:

        TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE.

                 (Continued, and to be signed on the other side)
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                              [X] Please mark your votes as this

                                                                 WITHHOLD
1.     ELECTION OF DIRECTORS: Nominees               FOR         FOR ALL
       W. Donald Bell, Gordon A. Campbell,           [ ]           [ ]
       Glenn E. Penisten, Edward L. Gelbach,
       James E. Ousley, Eugene B. Chaiken and
       David M. Ernsberger

       INSTRUCTION:If you wish to withhold
       authority to vote for any individual
       nominee, write that nominee's name in
       the space provided opposite.

2.     Proposal to approve an amendment to the       FOR     AGAINST    ABSTAIN
       Company's Employee Stock Purchase Plan        [ ]       [ ]        [ ]
       (i) to increase the number of shares of
       Common Stock reserved for issuance
       thereunder by 200,000 shares, and (ii) to increase the automatic annual increases in the number of shares reserved for issuance Plan beginning on January 1, 2004 by a number of shares equal to the lesser of
       (a) 400,000 shares (b) 2.0% of the
       outstanding shares on such date, or (c) a lesser amount determined by the Board of Directors, subject to changes in the capitalization of the Company.

3.     Proposal to ratify the appointment of         FOR     AGAINST    ABSTAIN
       PricewaterhouseCoopers LLP as                 [ ]       [ ]        [ ]
       independent auditors for the Company for the fiscal year ending December 31, 2003.

       In their discretion, the Proxies are
       entitled to vote upon such other matters as may properly come before the Annual
       Meeting or any adjournment thereof.

       I PLAN TO ATTEND THE MEETING                  [ ]

THESE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE ABOVE PERSONS AND PROPOSALS, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXYHOLDERS DEEM ADVISABLE.



Signature(s)                                             Dated            , 2003
            ------------------------------------------         -----------

(This proxy should be marked, dated and signed by each shareholder exactly as such shareholder's name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its President or other authorized officer, with the offices held designated. If shares are held by joint tenants or as community property, both holders should sign.)